MONTHLY REPORT - NOVEMBER, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of November 30, 2009
                was $570.17, down 0.6% from $573.64 per unit
                             as of October 31, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,586.589 units)at           $     910,129.70     1,789,191.21
   October 31, 2009
Addition of 0.000 units on November 1,                    0.00       178,012.02
   2009
Redemption of 66.435 units on November 30,          (37,879.25)     (643,089.99)
   2009
Net Income (Loss)                                    (5,501.39)     (457,364.18)
                                               ----------------  ---------------
Ending Net Asset Value (1,520.154 units)      $     866,749.06       866,749.06
   at November 30, 2009                        ================  ===============
Net Asset Value per Unit at
   November 30, 2009                          $         570.17

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $      (3,024.58)     (142,994.13)
         closed contracts

      Change in unrealized gain (loss) on open       19,119.26        19,560.74
         contracts

   Interest income                                       29.49         1,224.25
                                                ---------------  ---------------
Total: Income                                        16,124.17      (122,209.14)
Expenses:
   Brokerage commissions                              4,898.49        77,893.16
   Operating expenses                                 2,066.56        86,104.08
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             3,214.03        45,246.52
   Organizational & offering expenses                11,446.48       125,911.28
                                                ---------------  ---------------
Total: Expenses                                      21,625.56       335,155.04
                                                ===============  ===============
Net Income (Loss) - November, 2009          $        (5,501.39)     (457,364.18)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP